Exhibit 99.1

                                                                  PRESS RELEASE
Parallel Petroleum Corporation
1004 N. Big Spring, Suite 400          Contact:  Cindy Thomason
Midland, TX 79701   (432) 684-3727               Manager of Investor Relations
http://www.plll.com                              cindyt@plll.com


                          PARALLEL PETROLEUM ANNOUNCES
        2004 YEAR END RESERVES, OPERATIONS UPDATE AND 2005 CAPITAL BUDGET

MIDLAND, Texas, (BUSINESS WIRE), January 11, 2005 - Parallel Petroleum Corporation (NASDAQ: PLLL) today announced its 2004 year end reserves, operations update, and its $43.7 million 2005 capital investment budget. The 2005 capital investment budget reflects the Company's plans to accelerate activities, primarily on its Permian Basin properties and Barnett Shale gas project. Please refer to the Company's news release dated November 12, 2004 for prior information on the Company's operations and its $25.3 million 2004 capital investment budget.

Proved Reserves

As shown in the table below, Parallel's SEC PV-10% total proved reserve value increased approximately 83%, to approximately $270.77 million as of December 31, 2004, compared to $147.79 million as of December 31, 2003. The net change in present value was the result of reserve additions from enhancements, drilling and acquisitions, reserve revisions and increased oil and natural gas prices, partially offset by both production and reserve dispositions during 2004.


                                                December 31,           December 31,          Percentage
                                                  2003 (a)               2004 (a)              Change
                                           ---------------------  --------------------  ---------------------
Total Proved Reserves:
  Oil (MMBbls)                                         12.08                  19.27                    60%
  Gas (Bcfg)                                           16.27                  17.02                     5%
  MMBOE                                                14.79                  22.10                    49%

SEC Reserve Categories:
  PDP (MMBOE) (b)                                       9.95                  15.25                    53%
  PDNP (MMBOE) (c)                                      1.00                   0.32                   -68%
  PUD (MMBOE) (d)                                       3.84                   6.53                    70%
                                                    --------               --------
   Total Proved Reserves (MMBOE)                       14.79 (e)              22.10 (f)                49%
                                                    --------               --------

Pretax PV-10% ($MM)                                 $ 147.79 (e)           $ 270.77 (f)                83%

Price of oil per Bbl                                $  30.63 (e)           $  40.60 (f)                33%
Price of natural gas per Mcf                        $   5.45 (e)           $   5.65 (f)                 4%

----------------------
(a) Based on independent reserve studies prepared by Cawley, Gillespie & Associates, Inc.
(b)  PDP is proved developed producing reserves.
(c)  PDNP is proved developed non-producing reserves.
(d)  PUD is proved undeveloped reserves.
(e)  Based on December 31, 2003 realized oil and natural gas prices.
(f)  Based on December 31, 2004 realized oil and natural gas prices.

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                                     -more-

Parallel Petroleum Announces 2004 Year End Reserves, Operations Update and 2005 Capital Budget
January 11, 2005
Page 2


Current Production and Estimated Proved Reserves by Area/Property


                                    Estimated PDP (a)   Estimated PDNP (b)   Estimated PUD (c)   Estimated Total Proved
                         Estimated ------------------  -------------------- ------------------- -----------------------    % of
                          Current    MMBOE    PV-10%     MMBOE     PV-10%    MMBOE    PV-10%     MMBOE        PV-10%       TOTAL
AREA/PROPERTY              BOEPD             ($MM)(d)             ($MM)(d)           ($MM) (d)               ($MM)(d)      PV-10%
------------------------ --------- --------  --------   --------  --------  --------  -------   --------    ---------    --------
Permian Basin
  Fullerton San Andres      1,640      9.82   $112.30      0.06    $ 1.07       1.52  $ 15.44    11.40       $ 128.81        48%
  Carm-Ann San Andres/
    N. Means Queen            190      1.13     15.92         -         -       1.84    19.12     2.97          35.04        13%
  Diamond M Shallow           140      1.32     12.29      0.20      3.76       1.69    18.05     3.21          34.10        13%
  Diamond M Canyon Reef       150      0.36      5.11         -         -       0.96    17.78     1.32          22.89         8%
  New Mexico Abo               10      0.03      0.52         -         -          -        -     0.03           0.52         0%
  Other Permian Basin         450      1.49     16.92         -         -       0.52     5.95     2.01          22.87         8%
                          -------  --------  --------  --------  --------   --------  ------- --------       --------    -------
    Total                   2,580     14.15   $163.06      0.26    $ 4.83       6.53  $ 76.34    20.94       $ 244.23        90%
                          -------  --------  --------  --------  --------   --------  ------- --------       --------    -------

Onshore Gulf Coast of
 South Texas
  Yegua/Frio                  870      1.00   $ 22.21      0.06   $ 1.40          -   $    -     1.06       $  23.61          9%
  Cook Mountain               290      0.10      2.93         -        -          -        -     0.10           2.93          1%
                          -------  --------  --------  -------- --------   --------  ------- --------       --------    --------
    Total                   1,160      1.10   $ 25.14      0.06   $ 1.40          -   $    -     1.16       $  26.54         10%
                          -------  --------  --------  -------- --------   --------  -------- --------      --------    --------
       GRAND TOTAL          3,740     15.25   $188.20      0.32   $ 6.23       6.53   $ 76.34   22.10       $ 270.77        100%
                          =======  ========  ========  ======== ========   ========  ======== ========      ========    ========

----------------------------------
(a)  PDP is proved developed producing reserves.
(b)  PDNP is proved developed non-producing reserves.
(c)  PUD is proved undeveloped reserves.
(d)  Based on December 31, 2004 realized oil and natural gas prices.

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2005 Capital Investment Budget by Area/Property

                                           Recompletions        New              Leasehold,
                                           & Workovers         Drills          Seismic & Other       Total            % of
AREA/PROPERTY                                ($MM)              ($MM)              ($MM)             ($MM)            Total
-------------------------------------  -----------------  -----------------  -------------------  ---------------  -------------
Permian Basin
  Fullerton San Andres                  $       -           $     3.6           $     0.1           $     3.7             8.5%
  Carm-Ann San Andres/N. Means Queen          0.8                 2.8                 0.5                 4.1             9.4%
  Diamond M Shallow                           1.8                 3.1                 0.1                 5.0            11.4%
  Diamond M Canyon Reef                       5.3                 1.8                 2.3                 9.4            21.5%
  New Mexico Abo                              1.0                 5.2                 1.4                 7.6            17.4%
  Other Permian Basin                           -                   -                 2.0                 2.0             4.6%
                                        ---------           ---------           ---------           ---------       ----------
    Total                               $     8.9           $    16.5           $     6.4           $    31.8            72.8%
                                        ---------           ---------           ---------           ---------       ----------
Onshore Gulf Coast of South Texas
  Yegua/Frio                            $       -           $     0.9           $       -           $     0.9             2.1%
  Cook Mountain                                 -                 0.9                   -                 0.9             2.1%
                                        ---------           ---------           ---------           ---------       ----------
    Total                               $       -           $     1.8           $       -           $     1.8             4.1%
                                        ---------           ---------           ---------           ---------       ----------
North Texas
  Barnett Shale                         $       -           $     5.6           $     2.0           $     7.6            17.4%
                                        ---------           ---------           ---------           ---------       ----------
Other Projects
  Utah CBM Gas                          $       -           $     0.5           $     0.9           $     1.4             3.2%
  East Texas Cotton Valley Reef                 -                 0.8                 0.3                 1.1             2.5%
                                        ---------           ---------           ---------           ---------       ----------
    Total                               $       -           $     1.3           $     1.2           $     2.5             5.7%
                                        ---------           ---------           ---------           ---------       ----------
      GRAND TOTAL                       $     8.9           $    25.2           $     9.6           $    43.7           100.0%
                                        =========           =========           =========           =========       ==========

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

Parallel Petroleum Announces 2004 Year End Reserves, Operations Update and 2005 Capital Budget
January 11, 2005
Page 3

Current Operations by Area/Property

     Permian Basin

         The Permian Basin generates approximately 69% of Parallel's current daily production (2,580 BOE per day) and represented approximately 90% of its reserve value as of December 31, 2004.

         Fullerton San Andres Field, Andrews County, Texas - This property generates approximately 44% of the Company's current daily production (1,640 BOE per day) and represented approximately 48% of its reserve value as of December 31, 2004.

         This property was acquired in December 2002 for approximately $46.1 million. During the fourth quarter of 2004, the Company acquired additional interests in the property for approximately $20.9 million. Development since the initial acquisition in 2002 has primarily consisted of the re-stimulation of approximately 80 existing producing wells and the drilling of six new producing wells. Current gross incremental daily production is approximately 600 barrels of oil per day above the initial extrapolated base production decline.

         The Company has budgeted approximately $3.7 million to fund the drilling and completion of 13 new infill wells in the field in 2005. Parallel's average working interest in the Fullerton properties is approximately 82%.

         Carm-Ann San Andres Field / N. Means Queen Unit, Andrews & Gaines Counties, Texas - These properties generate approximately 5% of the Company's current daily production (190 BOE per day) and represented approximately 13% of its reserve value as of December 31, 2004.

         These properties were acquired during the fourth quarter of 2004, and additional interests were acquired earlier this month. On October 14, 2004, the Company announced the acquisition of these properties, which include interests in 25 leases covering 5,360 gross contiguous acres, with 67 gross producing oil wells, for an investment of $13.6 million. This acquisition established a new core operating area that is located within 50 miles of the Company's Midland, Texas, headquarters.

         The Company has budgeted approximately $4.1 million for the Carm-Ann/
         N. Means Queen properties in 2005 for 22 workovers and 13 new infill wells. Parallel's average working interest in these properties is approximately 77%.

         Diamond M Shallow Leases, Scurry County, Texas - This property generates approximately 4% of the Company's current daily production (140 BOE per day) and represented approximately 13% of its reserve value as of December 31, 2004.

         Development activity on this project during 2004 consisted primarily of the drilling of 12 new producing wells and 18 new injection wells. Current gross production is approximately 280 BOE per day above the initial extrapolated base production decline with additional response anticipated as reservoir pressure builds due to water injection.

         The Company has budgeted a total of $5.0 million in 2005 to fund 16 workovers and well conversions in this project throughout the year and for a 15-well development drilling program during the fourth quarter of 2005, pending satisfactory waterflood response. Parallel's average working interest in these properties is approximately 66%.

         Diamond M Canyon Reef Unit, Scurry County, Texas - This property generates approximately 4% of the Company's current daily production (150 BOE per day) and represented approximately 8% of its reserve value as of December 31, 2004.


                                     -more-

Parallel Petroleum Announces 2004 Year End Reserves, Operations Update and 2005 Capital Budget
January 11, 2005
Page 4

         The Company assumed operations of this project in March 2003. Field activity has primarily consisted of facility upgrades, geophysical testing, and the reactivation (workover) of two existing wells during the fourth quarter of 2004. Current gross production is approximately 275 BOE per day above the initial extrapolated base production decline.

         A total of $9.4 million has been budgeted in 2005 to fund the workover of 24 wells, the drilling of 3 new wells, the acquisition of a new 3-D seismic survey and associated equipment upgrades. Parallel's average working interest in these properties is approximately 66%.

         New Mexico Abo Gas Project - This project generates less than 1% of the Company's current daily production (10 BOE per day) and represented less than 1% of its reserve value as of December 31, 2004.

         This project consists of two areas in which the primary target is the Abo formation at a depth of approximately 5,000 feet. The Abo formation is a known natural gas-producing reservoir but historically has been marginally economic due to low per-well producing rates and low natural gas prices. Parallel believes this project's reservoir can be more efficiently exploited through the application of new horizontal drilling and hydraulic fracture stimulation technologies.

         The Company has budgeted approximately $7.6 million for the New Mexico properties in 2005 for 3 re-entries, 6 new wells, and additional leasehold acquisitions.

         Area 1 - This project consists of approximately 50,000 gross (4,250 net) acres. Parallel's base working interest in this area is approximately 8.5%. Since December 2003, Parallel has participated in the drilling of six Abo horizontal gas wells operated by Perenco, LLC. Three wells are currently producing to sales. One well, which went to sales in June 2004, is producing approximately 1,000 gross Mcf of gas per day, and the other two wells are each producing approximately 100 gross Mcf of gas per day. The other three wells are currently testing. The Company believes the two lesser producing wells are performing in a manner similar to historical vertical wells rather than efficiently completed horizontal wells. Refinement of the completion process is ongoing.

         The Company also has, within Area 1, a 20% working interest in one well that is operated by EOG Resources.

         Area 2 - This project consists of undeveloped leasehold interests in approximately 30,000 gross (25,500 net) acres, is contiguous to Area 1, and will be operated by Parallel. The Company expects the commencement of drilling operations in Area 2 to begin in early 2005 and will utilize well completion information gained from experience in Area 1. The Company owns an 85.0% working interest in this area.

         The estimated cost to drill and complete a horizontal well is approximately $1.6 million. Parallel expects this project to become a multi-well, long-life gas project that will be developed over the next three to five years.

         Other Permian Basin Projects - Other Permian Basin projects generate approximately 12% of the Company's current daily production (450 BOE per day) and represented approximately 8% of its reserve value as of December 31, 2004.

         The Company has budgeted approximately $2.0 million for other Permian Basin properties in 2005 primarily for lease and well equipment and capitalized overhead.

                                     -more-

Parallel Petroleum Announces 2004 Year End Reserves, Operations Update and 2005 Capital Budget
January 11, 2005
Page 5

     Onshore Gulf Coast of South Texas

         Yegua/Frio Gas Project, Jackson and Wharton Counties, Texas - This project generates approximately 23% of the Company's current daily production (870 BOE per day) and represented approximately 9% of its reserve value as of December 31, 2004.

         The Company has budgeted approximately $.9 million for the Yegua/Frio gas project in 2005 for the drilling and completion of 3 wells.

         Cook Mountain Gas Project, Liberty County, Texas - This project generates approximately 8% of the Company's current daily production (290 BOE per day) and represented approximately 1% of its reserve value as of December 31, 2004.

         The Company has budgeted approximately $.9 million for the Cook Mountain gas project in 2005 for the drilling and completion of 3 wells.

     North Texas

         Barnett Shale Gas Project, Tarrant County, Texas - The Company's development of this project is expected to begin in the first quarter of 2005. This project does not yet contribute to the Company's current daily production or reserve value.

         Parallel's Barnett Shale gas project is located east of downtown Ft. Worth, in Tarrant County, Texas, between the Newark East Barnett Shale gas field to the north in Tarrant County and the Cleburne Barnett Shale gas field to the south in Johnson County. The Company's current leasehold position in the project is approximately 5,000 gross (1,400 net) acres.

         Having assembled pipeline right-of-way and permits necessary to complete a gas gathering infrastructure, Parallel and Dallas based operator, Dale Operating, LLC, anticipate drilling a horizontal well, the Brentwood No. 1, in the first quarter of 2005, pending rig availability. Parallel's working interest in this well is 40%.

         The Company is currently participating in the Parrot #1 horizontal well, which is operated by Four Sevens, a Ft. Worth based operator. This well is located on leasehold contiguous to Parallel's 5,000 gross-acre leasehold position. The well is currently drilling at an approximate vertical depth of 7,000 feet. Parallel's working interest in this well is 20%.

         The estimated cost to drill and complete a horizontal well is approximately $2.0 million. Parallel expects this project to become a multi-well, long-life gas project that will be developed over the next three to five years.

         The Company has budgeted approximately $7.6 million for the Barnett Shale gas project in 2005 for the drilling and completion of 7 new wells, pipeline construction and leasehold acquisition.

     Other Projects

         Utah CBM (Coal Bed Methane) Gas Project - The Company's development of this project is expected to begin in the first half of 2005. This project does not yet contribute to the Company's current daily production or reserve value.

         Parallel has increased its leasehold acreage position in this project to approximately 125,000 gross acres. It is a multiple zone project consisting of both oil and gas targets at a depth of less than 6,000 feet. Seismic and geological data evaluation on this project continues. Parallel expects to drill a test well during the first half of 2005.

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Parallel Petroleum Announces 2004 Year End Reserves, Operations Update and
2005 Capital Budget
January 11, 2005
Page 6


         The Company has budgeted approximately $1.4 million for the Utah CBM gas project in 2005 for the drilling and completion of 1 well, seismic and leasehold acquisition, and multiple core test holes for coal-bed methane potential. Parallel owns and operates 100% of this project.

         East Texas Cotton Valley Reef Gas Project - This project does not yet contribute to the Company's current daily production or reserve value.

         This 3-D seismic gas project is a higher risk profile than the Company's other projects. The objective is the Cotton Valley barrier reef facies found between the depths of 16,000 and 18,000 feet. The project consists of approximately 5,000 gross (650 net) acres.

         The first well was drilled to a total depth of 18,100 feet, during 2004, finding a non-porous Cotton Valley Reef interval. The well has been temporarily abandoned, and the operator is evaluating shallower zones for possible completion. The operator is also re-evaluating seismic to help determine other drilling locations with optimal porosity potential.

         The Company has budgeted approximately $1.1 million for the Cotton Valley Reef gas project in 2005 for the drilling of 1 well and additional leasehold acquisition. Parallel owns an approximate 13.125% working interest in this project.

Management Comments

Larry C. Oldham, Parallel's President, commented, "Capital allocation should always be predicated on the technical maturity of the individual projects, probability of success, satisfactory production performance, reasonable supply and service costs, and acceptable commodity pricing. All these factors combine to determine project economics. Our 2005 capital budget reflects our confidence in the energy markets, our current project inventory, and our ability to efficiently execute an aggressive development plan to achieve results similar to our 49% increase in proved reserves volumes and 83% increase in proved reserves value over the past twelve months."

In a final comment, Oldham stated, "In addition to accelerating developmental activity on the Fullerton, Diamond M and New Mexico Abo projects, which were active in 2004, we will initiate development on the Barnett Shale gas project and Utah CBM project. As in the past, the budget will be funded from operating cash flow, borrowings under our credit facility and proceeds from the sales of securities. The actual expenditures may vary from the budgeted amounts, depending upon the results of the Company's activities and other factors."

The Company

Parallel Petroleum Corporation is headquartered in Midland, Texas and is an independent energy company primarily engaged in the acquisition, development, exploration and production of oil and gas using enhanced oil recovery techniques and 3-D seismic technology. Additional information on Parallel Petroleum Corporation is available at www.plll.com.

This release contains forward-looking statements subject to various risks and uncertainties that could cause the company's future plans, objectives and performance to differ materially from those in the forward-looking statements. Forward-looking statements can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "subject to," "anticipate," "estimate," "continue," "present value," "future," "reserves", "appears," "prospective," or other variations thereof or comparable terminology. Factors that could cause or contribute to such differences could include, but are not limited to, those relating to the results of exploratory drilling activity, the company's growth strategy, changes in oil and natural gas prices, operating risks, availability of drilling equipment, outstanding indebtedness, changes in interest rates, dependence on weather conditions, seasonality, expansion and other activities of competitors, changes in federal or state environmental laws and the administration of such laws, and the general condition of the economy and its effect on the securities market. While we believe our forward-looking statements are based upon reasonable assumptions, these are factors that are difficult to predict and that are influenced by economic and other conditions beyond our control. Investors are directed to consider such risks and other uncertainties discussed in documents filed by the company with the Securities and Exchange Commission.

                                      ###